EXHIBIT 10.1(b)(3)

CHANGE OF CONTROL
EMPLOYMENT AND SEVERANCE AGREEMENT

AGREEMENT by and between Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), and (the “Executive”), as of the _____ day of ________________, 20___.

WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Certain Definitions.

(a)            The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)            The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.             Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:

(a)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)            Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)            Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)            Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of Title II of the U.S. Bankruptcy Code.

(e)            Notwithstanding the foregoing, a Change of Control as defined in this Section 2 shall not be treated as a Change of Control for purposes of this Agreement unless it constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or results in a termination or liquidation of a plan within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)(A) or (B) (as applicable).

3.             Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).

4.             Terms of Employment.

(a)            Position and Duties.

(i)             During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office location less than 35 miles from such location.

(ii)            During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)            Compensation.

(i)             Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed and increased a minimum of 3% no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement and shall be commensurate with increases given to peer executives. Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii)            Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the greater of the highest bonus, if any, paid to the Executive under the Company’s Management Incentive Plan for Division Presidents or the Company’s Incentive Compensation Plan for Elected Corporate Officers, or any comparable bonus under any predecessor or successor plan, on: any one of the last five annual bonus payment dates immediately preceding the Effective Date; or any one annual bonus payment date coinciding with or following the date on which the Executive attains age 50 and preceding the Effective Date (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid no later than March 15th of the fiscal year following the fiscal year for which the Annual Bonus is earned.

(iii)           Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all qualified and nonqualified incentive (cash and stock related), savings and retirement plans, and/or comparable practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)           Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)            Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)           Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)          Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)         Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix)            Change of Control.

A.
In the event of a Change of Control, for purposes of calculating the Executive’s benefit under the Company’s Supplemental Executive Retirement Plan A (effective January 1, 2005) and the Company’s Supplemental Executive Retirement Plan B (effective as of January 1, 2005), each as amended from time to time (collectively, the “SERP”), if the Executive is a SERP participant, the Executive will be deemed to have received three additional years of base salary in amounts equal to the Executive’s Annual Base Salary as of the Effective Date as increased for purposes of this subparagraph in each of such three years by the percentage increase (if positive) in the Executive’s Annual Base Salary from the year prior to the year which the Effective Date occurs to the year in which the Effective Date occurs. Notwithstanding anything in the SERP or in the Company’s Executive Income Deferral Plan, as amended from time to time (the “EIDP”) to the contrary, in the event of a Change of Control, for purposes of determining the “annual bonus” amount for Final Compensation under the SERP, the measurement period shall be the greater of any one of the last five annual bonus payment dates immediately preceding the Effective Date or any one annual bonus payment date coinciding with or following the date on which the Executive attains age 50 and preceding the Effective Date as set forth in Section 4(b)(ii) of this Agreement and the lump sum distribution payments under the SERP and the EIDP shall be made as soon as administratively feasible, but no later than 5 business days after the Effective Date, subject to the 6-Month Delay Period (as defined under Section 12 below) only if and to the extent such delay is required under Section 409A of the Code and the regulations thereunder.

B.
If upon a Change of Control, the Executive vests in any of the Executive’s restricted stock grants under any of the Company’s equity plans or arrangements and becomes subject to income and/or employment taxes as a result of such vesting (the “Vesting Taxes”) and the executive’s restricted stock agreement provides for a tax gross-up payment, the Company shall pay to the Executive additional payments (a “Restricted Stock Reimbursement”) in amounts such that after payment by the Executive of all income, employment, state, local or foreign taxes imposed on such Restricted Stock Reimbursement, the Executive Retains an amount of the Restricted Stock Reimbursement equal to the Vesting Taxes. The Restricted Stock Reimbursement will be paid as soon as administratively feasible, but no later than 5 business days after the Effective Date, subject to the 6-Month Delay Period (as defined under Section 12 below) only if and to the extent such delay is required under Section 409A of the Code and the regulations thereunder.

5.              Termination of Employment.

(a)            Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the Disability determination date (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Executive. The determination of Disability shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)            Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)             the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for performance is delivered to the Executive by the Chief Executive Officer of the Company which specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)            the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail. Any termination of the Executive’s employment by the Company during the Employment Period (other than a termination under Section 5(a)) shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 5(b).

(c)            Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)             the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity), excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)            any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)           the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)            any failure by the Company to comply with and satisfy Section 1l(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (i) through (v) shall not affect the Executive’s ability to terminate employment for Good Reason. Anything in this Agreement to the contrary notwithstanding, if the Executive terminates employment for Good Reason after the second anniversary of the Effective Date of the Change of Control, the definition of Good Reason shall be deemed modified so as to qualify as an “involuntary separation from service” within the meaning of Treasury Regulation Section 1.409A-1(n).

(d)            Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)            Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.             Obligations of the Company upon Termination.

(a)            Good Reason, Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i)             the Company shall pay to the Executive in a lump sum in cash on or within 5 business days (after the expiration of the 6-Month Delay Period (as defined under Section 12 below) if and to the extent such delay is required under Section 409A of the Code and the regulations thereunder) following the Date of Termination the aggregate of the following amounts:

A.
the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the: “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year of the Company through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B.	the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

C.
the amount equal to the product of (x) three and (y) the highest aggregate annual amount contributed by the Company (as a Company contribution, and not a salary reduction) on behalf of the Executive, during the last three full fiscal years prior to the Effective Date, to the Company’s Transition Retirement Plan, Savings Plan, Retirement Employee Stock Ownership Plan, and Supplemental Benefits Plan, or any successor or replacement defined contribution plans.

(ii)            for three years after the Executive’s Date of Termination, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided that if any of the welfare benefits provided during the period the Executive is considered a “specified employee” or “key employee” under Section 12 of this Agreement are not subject to an exemption under Section 409A of the Code, such benefits will be provided at the Executive’s cost and may be submitted for reimbursement after such period; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

(iii)           for three years after the Executive’s Date of Termination, the Company shall continue fringe benefits and perquisites for the Executive and/or the Executive’s family equal to those that, as of the Executive’s Date of Termination, were in effect in accordance with the plans, programs, practices and policies described in Section 4(b)(vi) of this Agreement; provided that if any of the fringe benefits and perquisites provided during the period the Executive is considered a “specified employee” or “key employee” under Section 12 of this Agreement are not subject to an exemption under Section 409A of the Code, such benefits will be provided at the Executive’s cost and may be submitted for reimbursement after such period;

(iv)           the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion;

(v)            the exercise period for each outstanding stock option held by the Executive (or by any transferee of the Executive) under any of the Company’s equity plans or arrangements shall continue for two years after the Executive’s Date of Termination, or for such longer period provided for with respect to such stock option, provided, that such exercise period shall not extend beyond the scheduled exercise period or term of the stock option; and

(vi)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided, or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)            Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c)            Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d)            Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

7.             Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify (provided, that the Executive hereby waives any right to participate in any severance plan, program, or policy of the Company during the Employment Period), nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits, or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.             Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Each and every payment made hereunder by the Company shall be final, and the Company will not seek to recover all or any part of such payment from the Executive for any reason. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

9.             Certain Limitation on Payments by the Company.

(a)            Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive the Payments unless the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive, including the Excise Tax) is less than the after-tax amount that would be retained by the Executive (after taking into account any and all applicable federal, state and local excise, income or other taxes payable by the Executive) if the Executive were instead to be paid or provided, as the case may be, the maximum amount of the Payments that the Executive could receive without being subject to the Excise Tax (the “Reduced Payments”), in which case the Executive shall be entitled only to the Reduced Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under paragraph 6(a)(i), unless an alternative method of reduction is elected by the Executive and permitted by Section 409A, and shall be made in such a manner as to maximize the value of all Payments actually made to the Executive. For purposes of reducing the Payments, only amounts payable under this Agreement (and no other Payments) shall be reduced.

(b)            All determinations required to be made under this Section 9, including the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there will be a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

10.            Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.            Successors.

(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.            Section 409A of the Code.

(a)            This Agreement is intended to comply with Section 409A of the Code and shall be interpreted, operated and administered in a manner that conforms to the requirements of Section 409A of the Code and the regulations thereunder.

(b)            If, at the time of Executive’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) other than by reason of death, Executive is deemed to be a “specified employee” of a public company within the meaning of Treasury Regulation Section 1.409A-1(i), any amount constituting deferred compensation under Code Section 409A to which Executive otherwise would have been entitled to under any provision of this Agreement shall not be paid until the date that is 6 months following Executive’s separation from service (or, if earlier, the date of Executive’s death) (the “6-Month Delay Period”), if and to the extent such delay is required under Section 409A of the Code and the regulations thereunder.

(i)             If Executive is considered to be a “specified employee” as set forth above and payments and benefits are subject to the 6-Month Delay Period, the Company shall make an irrevocable contribution to Rabbi Trust A within 5 business days following the Date of Termination in an amount that is sufficient to pay Executive the payments and benefits to which Executive is entitled under this Agreement, plus, interest (calculated at the prime rate as published in the Wall Street Journal on the Date of Termination plus 1%) for the period beginning on the earlier of Executive’s Date of Termination or “separation from service” as set forth above, and ending on the later of: (A) the last day of the 6-Month Delay Period; or (B) the payment date under subsection 12(c) below.

(ii)            The amounts described in Section 12(b)(i) shall be paid to the Executive on the first business day after the end of the 6-Month Delay Period.

(c)            In the event that any payment under this Agreement is delayed due to a disputed payment or refusal to pay under Treasury Regulation Section 1.409A-3(g), such payment shall be deemed to be paid as of the date that is specified as the payment date under the relevant provision of this Agreement. If under this Agreement, an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii).

(d)            The Company shall indemnify the Executive, as provided in this subsection (d), if the Executive incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code (each an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Executive), (2) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the Plan Documents in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Executive if (x) the Company has made a reasonable, good faith attempt to maintain the applicable Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the applicable Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the applicable Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).

(i)             In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Executive for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).

(ii)            In addition, in the event of an Indemnified Section 409A Violation, the Company shall make a payment (the “Section 409A Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, shall be equal to the Section 409A Tax. The Company shall have the right to contest the Section 409A Tax and the Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.

13.            Miscellaneous.

(a)            The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)            Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Executive or actually received by the Company’s secretary. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Attention: Secretary (or President, if the Executive is then Secretary), or if to the Executive, at the address set forth below the Executive’s signature to this Agreement, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

(c)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)            The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)            The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)            The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section l(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

14.            Governing Law; Resolution of Disputes. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. Any dispute arising out of this Agreement shall, at the Executive’s election, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be in the judicial district encompassing the city in which the Executive resides; provided that, if the Executive is not then residing in the United States, the election of the Executive with respect to such venue shall be Wisconsin. The parties consent to personal jurisdiction in each trial court in the selected venue having subject matter jurisdiction, and each party irrevocably consents to service of process in the manner provided hereunder for the giving of notices.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

SENSIENT TECHNOLOGIES CORPORATION

By:
Kenneth P. Manning
Chairman, President & Chief Executive Officer

(Executive)

Address: